Exhibit 3.41

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

GMC SALES CORP.

(NAME CHANGE TO GOODMAN SALES COMPANY)

Pursuant to the provisions of Articles 4.02 and 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

ARTICLE ONE

The name of the corporation is GMC Sales Corp., Charter Number 1210252-0.

ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on April 26, 2004.

Article I of the Articles of Incorporation shall be deleted in its entirety and replaced with the following:

“ARTICLE I

Name

The name of the corporation is:

Goodman Sales Company”

ARTICLE THREE

The number of shares of the corporation outstanding at the time of such adoption was 1,000; and no shares of the corporation are entitled to vote as a class or series.

ARTICLE FOUR

The holders of all of the shares of the corporation outstanding have signed a consent in writing pursuant to the provisions of Article 9.10 of the Texas Business Corporation Act, adopting said amendment and any written notice required by such Article has been given.

ARTICLE FIVE

Delayed Effectiveness. As permitted by Article 10.03 of the Texas Business Corporation Act, these Articles of Amendment to Articles of Incorporation shall be effective at 12:01 a.m., Houston, Texas, time on May 1, 2004 (the “Effective Time”).

DATED: April 26, 2004, but effective as of the Effective Time.

GMC Sales Corp.

By:	/s/ Ben D. Campbell
Ben D. Campbell,
Executive Vice President